SMART SAND, INC. TO PRESENT AT THE SIDOTI VIRTUAL INVESTOR CONFERENCE ON MARCH 19-20, 2025

YARDLEY, Pennsylvania, March 18, 2025 (PRNewswire) -- Smart Sand, Inc. (NASDAQ: SND) (“Smart Sand” or the “Company”) announced today that the Company will present and host one-on-one meetings with investors at the Sidoti March Virtual Investor Conference, taking place on March 19-20, 2025.
The presentation will begin at 10:00 am ET on Thursday, March 20, 2025 and can be accessed live here: https://sidoti.zoom.us/webinar/register/WN_IW-N-nrSTeWVxVUhnkUB_Q. Smart Sand will also host virtual one-on-ones with investors on Wednesday and Thursday, March 19-20, 2025. To register for the presentation or one-on-ones, visit www.sidoti.com/events. Registration is free and you don’t need to be a Sidoti client.
About Sidoti Events, LLC (“Events”) and Sidoti & Company, LLC (“Sidoti”)
In 2023, Sidoti & Company, LLC , Sidoti & Company, LLC (www.sidoti.com) formed an affiliate company, Sidoti Events, LLC in order to focus exclusively on its rapidly growing conference business and to more directly serve the needs of presenters and attendees. The relationship allows Events to draw on the 25 years of experience Sidoti has as a premier provider of independent securities research focused specifically on small and microcap companies and the institutions that invest in their securities, with most of its coverage in the $200 million-$5 billion market cap range. Sidoti’s coverage universe comprises approximately 160 equities, of which 50 percent participate in the firm’s rapidly growing Company Sponsored Research (“CSR”) program. Events is a leading provider of corporate access through the eight investor conferences it hosts each year. By virtue of its direct ties to Sidoti, Events benefits from Sidoti’s small- and microcap-focused nationwide sales force, which has connections with approximately 2,500 institutional relationships in North America. This enables Events to provide multiple forums for meaningful interaction for small and microcap issuers and investors specifically interested in companies in the sector.
About Smart Sand:
Smart Sand is a fully integrated frac and industrial sand supply and services company, offering complete mine to wellsite proppant and logistics solutions to our frac sand customers, and a broad offering of products for industrial sand customers. The Company produces low-cost, high quality Northern White sand, which is a premium sand used as a proppant to enhance hydrocarbon recovery rates in the hydraulic fracturing of oil and natural gas wells. The Company’s sand is also a high-quality product used in a variety of industrial applications, including glass, foundry, building products, filtration, geothermal, renewables, ceramics, turf & landscaping, retail, recreation and more. The Company offers logistics solutions to its customers through in-basin transloading terminals and its SmartSystemsTM wellsite storage and sand management capabilities. Smart Sand owns and operates premium sand mines and related processing facilities in Wisconsin and Illinois, which have access to four Class I rail lines, allowing the Company to deliver products substantially anywhere in the United States and Canada. For more information, please visit www.smartsand.com.

Contact:
Lee Beckelman
Phone: (281) 231-2660
Email: lbeckelman@smartsand.com